CMA Multi-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 09/30/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the six months ended September 30, 2004.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/06/2004	$14,390	California Housing Resdl	0.92%	02/01/2026
04/12/2004	4,000	California Housing Resdl	1.03	02/01/2035
05/06/2004	6,535	California Housing Resdl	1.02	02/01/2035
05/06/2004	6,000	California Housing Resdl	1.02	02/01/2026
07/01/2004	7,000	California Housing Resdl	1.0	02/01/2032
07/01/2004	3,000	California Housing Resdl	1.01	02/01/2035
07/01/2004	11,650	California Housing Resdl	1.01	02/01/2026
07/01/2004	27,165	Oakland, California Trans	2.0	07/29/2004
07/01/2004	54,555	Puerto Rico Commonwealth Trans	2.0	07/30/2004
07/13/2004	7,100	California Housing Resdl	.91	02/01/2033
08/09/2004	20,575	California Housing Resdl	.97	08/01/2032
08/09/2004	3,000	California Housing Resdl	.98	02/01/2035
08/09/2004	8,250	California Housing Resdl	.98	02/01/2026